Nicor Inc.
Form 8-K
Exhibit 10.11

Nicor Gas Supplementary Retirement Plan

(As Amended And Restated for Post-2004 Benefits, Effective January 1, 2008)

TABLE OF CONTENTS

Page

SECTION 1 GENERAL	- 1 -

1.1	History, Purpose and Effective Date	- 1 -
1.2	Source of Benefit Payments	- 1 -
1.3	Applicable Laws	- 2 -
1.4	Gender and Number	- 2 -
1.5	Notices	- 2 -
1.6	Action by Employers	- 2 -
1.7	Limitations on Provisions	- 2 -
1.8	Claims and Review Procedures	- 2 -
1.9	Definitions	- 2 -

SECTION 2 PARTICIPATION	- 3 -

2.1	Eligibility to Participate	- 3 -
2.2	Beneficiary	- 3 -
2.3	Plan Not Contract of Employment	- 4 -

SECTION 3 AMOUNT AND PAYMENT OF PLAN BENEFIT	- 4 -

3.1	Amount of Supplemental Retirement Benefit	- 4 -
3.2	Distributions	- 4 -
3.3	Payment Upon Death	- 5 -
3.4	Distributions To Persons Under Disability	- 5 -
3.5	Benefits May Not Be Assigned or Alienated	- 5 -

SECTION 4 AMENDMENT AND TERMINATION	- 5 -

4.1	Amendment and Termination	- 5 -
4.2	Successors	- 6 -

SECTION 5 COMMITTEE	- 6 -

5.1	Membership	- 6 -
5.2	Powers of Committee	- 6 -
5.3	Delegation by Committee	- 7 -
5.4	Information to be Furnished to Committee	- 7 -
5.5	Committee’s Decision Final	- 7 -
5.6	Liability and Indemnification of the Committee	- 7 -

SECTION 6 CODE SECTION 409A	- 8 -

6.1	Section 409A Compliance	- 8 -
6.2	Special Distribution	- 8 -

APPENDIX A	- 9 -

Nicor Gas Supplementary Retirement Plan

(As Amended And Restated for Post-2004 Benefits, Effective January 1, 2008)

SECTION 1
General

1.1 History, Purpose and Effective Date.  Northern Illinois Gas Company (doing business as Nicor Gas Company, the “Company”) previously established the Nicor Gas Retirement Plan (now Supplement E to the Nicor Companies Pension and Retirement Plan, the “Retirement Plan”) to provide retirement and other benefits to or on behalf of its eligible employees and those of its affiliates which, with the consent of the Company, adopt the Retirement Plan.  Contrary to the desire of the Company, the amount of the benefit payable to or on account of an employee under the Retirement Plan may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”).  Therefore, the Company previously established the NI-Gas Supplementary Retirement Plan (the “Plan”), effective as of January 9, 1980 and amended and restated effective January 1, 1999, to assure that affected individuals would receive total retirement and other benefits in an amount equal to the amount that they would have received under the Retirement Plan if certain limitations of the Code were not applicable to the Retirement Plan.  The following provisions constitute an amendment and restatement of the Plan, effective as of January 1, 2008 (the “Effective Date”), in the form of the “Nicor Gas Supplementary Retirement Plan (As Amended and Restated Effective as of January 1, 2008)”.  The Company and any affiliate of the Company which adopts the Plan for the benefit of its eligible employees are referred to below, collectively, as the “Employers” and individually as an “Employer”.

Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan in effect on October 3, 2004 apply with respect to those Plan benefits that were earned and vested within the meaning of Treas. Reg. §1.409A-6(a) as of December 31, 2004, as well as the actuarial increases in value thereon determined in accordance with Treas. Reg. §1.409A-6(a)(3)(i), with respect to (i) each Participant who Separated from Service (as defined in subsection 1.9) prior to or on December 31, 2007 and (ii) each Limited Participant (as defined in subsection 1.9) whose individual agreement provides for such grandfathering (“Grandfathered Benefits”).  The terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treas. Reg. §§1.409A-6(a)(1) and (4) on or after October 3, 2004.

1.2 Source of Benefit Payments.  The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer with respect to whose former employee the benefit is payable; provided, however, that if a Participant (as defined in subsection 2.1) has been employed by more than one Employer, the portion of his Plan benefits payable by any such Employer shall be in proportion to the benefit he accrued under the Plan attributable to his period of service with that Employer.  The Company and any Employer may, but are not required by this Plan to, establish one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof.  An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from any such trust.

1.3 Applicable Laws.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.4 Gender and Number.  Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

1.5 Notices.  Any notice or document required to be filed with the Committee (as defined in subsection 5.1) under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices.  Any notice required under the Plan may be waived by the person entitled to notice.

1.6 Action by Employers.  Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors.  Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

1.7 Limitations on Provisions.  The provisions of the Plan and the benefits provided hereunder shall be limited as described herein.  Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and conditions of the Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.

1.8 Claims and Review Procedures.  Any claim for benefits under the Plan shall be governed by and submitted pursuant to the rules established under the Nicor Claims Procedures for Nonqualified Plans, as such are in effect from time to time.  The decision of the Committee shall be conclusive, final and binding in all respects on both the Company and the claimant.  Benefits shall be paid only if the Committee determines that the claimant is entitled to them.

1.9 Definitions.

(a)
Affiliate.  The term “Affiliate” means any corporation, trade or business during any period that it is, along with any Employer, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in sections 414(b) and (c), respectively, of the Code).

(b)	Beneficiary. “Beneficiary” shall have the meaning described in subsection 2.2.

(c)	Limited Participant. “Limited Participant” shall have the meaning described in subsection 2.1.

(d)
Normal Retirement Age.  The term “Normal Retirement Age” means, with respect to any Participant, the later of (i) his 65th birthday or (ii) the fifth anniversary of the date on which he first becomes a Participant; provided, however, that, in the case of an individual who became a Participant in the

Retirement Plan prior to January 1, 1989, his Normal Retirement Age shall be his 65th birthday.

(e)	Payment Date. “Payment Date” shall have the meaning described in subsection 3.2(a).

(f)	Plan Year. The “Plan Year” shall be the calendar year.

(g)
Separation from Service.  “Separation from Service” means the termination of the Participant’s services to the Company and all Affiliates, whether voluntarily or involuntarily, as determined in accordance with Treas. Reg. §1.409A-1(h).

(h)	Supplemental Retirement Benefit. “Supplemental Retirement Benefit” shall have the meaning described in subsection 3.1.

SECTION 2
Participation

2.1 Eligibility to Participate.  Each person who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant in this Plan for periods on and after Effective Date, subject to the terms and conditions of the Plan.  Subject to the terms and conditions of the Plan, each other employee of an Employer shall become a “Participant” in the Plan at the time that the amount of his retirement benefit under the Retirement Plan is limited by reason of the application of Section 415 of the Code or Section 401(a)(17) of the Code (and, in each case, the regulations and other guidance thereunder).  Subject to the following paragraph, no other person shall become a “Participant” in the Plan.

Subject to the terms and conditions of the Plan, an individual who is granted benefits under an individual agreement (including, but not limited to, a Change in Control Agreement) with the Company or, with the consent of the Company, an Employer, which individual agreement provides for the payment of retirement benefits or other deferred compensation, including benefits which are in addition to the benefits to which the individual would otherwise be entitled under the terms of the Retirement Plan, will be a “Participant” in the Plan solely for purposes of the benefits to be provided under the individual agreement and such individuals are sometimes referred to herein as “Limited Participants”.  Each Participant (or, to the extent applicable, his Beneficiary (as defined in subsection 2.2)) shall be entitled to receive the Supplemental Retirement Benefit, if any, determined in accordance with Section 3 hereof.

2.2 Beneficiary.  Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits (“Beneficiary”).  A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier.  If more than one Beneficiary has been designated, the balance in the Participant’s Account shall be distributed to each such Beneficiary per capita.  Except as otherwise specifically provided in this subsection 2.2, if a deceased Participant failed to designate a Beneficiary as provided above, or if no designated Beneficiary survives the Participant or dies before complete payment of the Participant’s benefits, then his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and any designated Beneficiary.

2.3 Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3
Amount And Payment Of Plan Benefit

3.1 Amount of Supplemental Retirement Benefit.  Subject to the terms and conditions of the Plan, the benefit payable under the Plan to a Participant (the “Supplemental Retirement Benefit”) as of any date shall be an amount equal to:

(a)
The amount of the retirement income or deferred vested income, as applicable, that the Participant would be entitled to receive under the terms of the Retirement Plan as of the Participant’s Separation from Service, determined without regard to the limitations imposed by either Section 415 of the Code or after December 31, 1994, Section 401(a)(17) of the Code, or both,

  REDUCED BY

(b)	The amount of the benefit to which he or she is entitled under the Retirement Plan.

For purposes of the above calculation, it shall be assumed that the Participant’s benefit under the Retirement Plan is payable on the Participant’s Separation from Service using the actuarial assumptions set forth in Appendix A.

If a Participant’s Supplemental Retirement Benefit under the Plan commences prior to the Participant’s Normal Retirement Date, such Supplemental Retirement Benefit shall be adjusted to reflect early commencement in accordance with the applicable factors set forth in the Retirement Plan.

A Limited Participant’s Supplemental Retirement Benefit under this subsection 3.1 shall be the amount determined under such Limited Participant’s individual agreement (including any Change in Control Agreement), including any applicable vesting provisions.

3.2 Distributions. Distribution of a Participant’s benefits under the Plan shall be subject to the following:

(a)
Payment of the Participant’s Supplemental Retirement Benefit (and interest thereon as provided under Section 3.2(b)) under the Plan shall commence following the Participant’s Separation from Service, upon the earlier of (the “Payment Date”): (i) on the first business day of the seventh month after the

Participant’s Separation from Service; or (ii) the 90th day after the Participant’s death.

If due to administrative reasons the Participant’s Supplemental Retirement Benefit cannot be distributed on the date otherwise payable under this subsection 3.2, then such benefit and interest thereon shall be distributed as soon as practicable thereafter, but no later than December 31st of the calendar year in which such distribution is otherwise payable (or the 15th day of the third calendar month following the date otherwise payable, if later).  Grandfathered Benefits shall be paid in accordance with the terms of the Plan as in effect on October 3, 2004.

(b)
Upon the Participant’s Payment Date, the actuarial equivalent of the Participant’s Supplemental Retirement Benefit determined on the date of the Participant’s Separation from Service, using the factors set forth on Appendix A, plus interest on the Supplemental Retirement Benefit accumulated from the date of the Participant’s Separation from Service through the Participant’s Payment Date, determined using the first segment interest rate in effect at the Participant’s Separation from Service under Section 417(e)(3)(D) of the Code, shall be paid in a lump sum.

3.3 Payment Upon Death.  If a married Participant’s Separation from Service is as a result of death, leaving a surviving spouse entitled to receive a Pre-Retirement Spouse’s Retirement Benefit pursuant to the Retirement Plan, then the Participant’s Supplemental Retirement Benefit shall be paid to his Beneficiary under this Plan.  If an unmarried Participant’s Separation from Service occurs as a result of death then notwithstanding anything contained in this Plan to the contrary no Supplemental Retirement Benefit will be payable to any Beneficiary under this Plan.

3.4 Distributions To Persons Under Disability.  In the event a Participant or Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits to which such Participant or Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

3.5 Benefits May Not Be Assigned or Alienated.  The benefits payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated.

SECTION 4
Amendment And Termination

4.1 Amendment and Termination.  While the Committee expects and intends the Company to continue the Plan, the Committee reserves the right, at any time and in any way, to amend, suspend or terminate the Plan; provided, however, that subject to the following sentence and Section 6 of the Plan, neither an amendment or termination of the Plan shall reduce or impair the interests of Participants or Beneficiaries in benefits being paid under the Plan as at the date of any such amendment or termination or in benefits that would be paid under the Plan as of the date of the amendment or termination if all eligible persons retired on a retirement date under the Retirement Plan as of the date of the amendment or termination and commenced payment of benefits under the Plan as of that date.  Notwithstanding the preceding sentence, the Committee may amend or terminate the Plan, at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.  Any termination of and subsequent distribution of benefits under the Plan shall be in accordance with the requirements of Treas. Reg. §1.409A-3(j)(ix).

4.2 Successors.  The obligations of the Company and each Employer under the Plan shall be binding on any assignee or successor in interest thereto.

SECTION 5
Committee

5.1 Membership.  The authority to manage and control the operation and administration of the Plan shall be vested in the Compensation Committee of the Company’s Board of Directors (the “Committee”).  Except as otherwise specifically provided in this Section 5, in controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting.  The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf.

5.2 Powers of Committee.  Subject to the conditions and limitations of the Plan, the Committee shall have the sole and complete authority and discretion to:

(a)	Conclusively interpret and construe the provisions of the Plan and to remedy ambiguities, inconsistencies and omissions of whatever kind or nature;

(b)
Adopt, and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan, and as are consistent with the provisions of the Plan;

(c)
Conclusively determine all questions arising under the Plan, including the power to determine rights or eligibility of employees or former employees, and the respective benefits of Participants and others entitled thereto;

(d)	Maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)	Direct all benefit payments under the Plan;

(f)	Furnish the Company and its subsidiaries with such information with respect to the Plan as may be required by them for tax or other purposes;

(g)
By unanimous action of the members then acting, employ agents and counsel (who also may be employed by the Company and its subsidiaries or a trustee) and to delegate to them, in writing, such powers as the Committee considers desirable;

(h)	Correct any defect or omission and to reconcile any inconsistency in the Plan, and to remedy any error in any payment made hereunder; and

(i)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding on all persons.

5.3 Delegation by Committee.  The Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked at any time.

5.4 Information to be Furnished to Committee.  The Company and participating subsidiaries shall furnish the Committee such data and information as it may require.  The records of the Company and participating subsidiaries as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation amounts shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

5.5 Committee’s Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them.

5.6 Liability and Indemnification of the Committee.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or participating subsidiaries be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or participating subsidiaries.  The Committee and the individual members thereof shall be indemnified by the Company or participating subsidiary against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function under the terms of this Plan unless such liability, loss, cost or expense arises due to his own fraud or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.  For purposes of this subsection 5.6, the term “Committee” includes both the Committee and members of the compensation committee of the Participant’s employer.

SECTION 6
Code Section 409A

6.1 Section 409A Compliance.  To the extent applicable, this amended and restated Plan shall be interpreted in accordance with Internal Revenue Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  If the Company determines that any compensation or benefits payable under this Plan do not comply with Code Section 409A and related Department of Treasury guidance, the Company shall amend the Plan or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties.

6.2 Special Distribution.  Any other provision of the Plan to the contrary notwithstanding, in the event that the IRS prevails in its claims that amounts accrued under the Plan constitute taxable income to the Participant or his Beneficiary for any taxable year of his, prior to the taxable year in which such benefit accruals are distributed to the Participant or Beneficiary, or in the event that legal counsel satisfactory to the Company, the trustee and the applicable Participant or Beneficiary renders an opinion that the IRS would likely prevail in such a claim, the amount subject to such income tax shall be immediately distributed to the Participant or Beneficiary.

APPENDIX A
Actuarial Assumptions

For purposes of calculating the amount of a Participant’s Supplemental Retirement Benefit under the Plan, the following actuarial factors shall apply:

(a)
For purposes of determining the actuarial equivalency of benefits, a Participant’s benefit is the actuarial equivalent of any other benefit if the actuarial reserve required to provide the same is equal to the actuarial reserve required to provide such other benefit, computed on the basis of:

(i)	Interest Discount Rate: 6.0% per year.

(ii)	Mortality Rate Basis: Modified 1971 TPF&C

Forecast Mortality Table.

(A)	Participant: Unisex rates determined by adding, for each age, 90% of the male rate and 10% of the female rate from the 1971 TPF&C Forecast Mortality Table.

(B)
Beneficiary (beneficiary mortality rates are used solely for the purpose of contingent annuitant benefit factors): Unisex rates determined by adding, for each age, 10% of the male rate and 90% of the female rate from the 1971 TPF&C Forecast Mortality Table.

(b)	Notwithstanding the foregoing, for purposes of determining the lump sum actuarial equivalent of a Supplemental Retirement Benefit:

(i)
the “Applicable Interest Rate” as defined in Section 417(e)(3)(D) of the Code for the second full calendar month immediately preceding the first day of the calendar quarter that contains the date of the Participant’s Separation from Service; and

(ii)	the “Applicable Mortality Table” is the table prescribed in Rev. Rul. 2001-62.